Calculation of Filing Fee Tables
S-8
AeroVironment Inc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	1,200,000	$ 139.55	$ 167,460,000.00	0.0001381	$ 23,126.23
Total Offering Amounts:						$ 167,460,000.00		$ 23,126.23
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 23,126.23
Offering Note
[1]	1a. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also covers such indeterminate number of additional shares of common stock, par value $0.0001 per share ("Common Stock"), of AeroVironment, Inc. (the "Registrant") as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction. 1b. Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, which is based on $139.55, the average of the high and low market prices of the shares of Common Stock as reported on The Nasdaq Stock Market LLC on June 26, 2026. 1c. Represents shares of Common Stock issuable under the AeroVironment, Inc. Amended and Restated 2021 Equity Incentive Plan, which was approved by the Registrant's stockholders at its Annual Meeting of Stockholders on September 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources